EXHIBIT  99.1

                         Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

                                      Nine Months Ended          Three Months Ended
                                 -----------------------------------------------------
                                   9/30/2007     9/30/2006     9/30/2007     9/30/2006

Interest Income                  $33,434,675   $30,105,358   $11,464,894   $10,485,263
Interest Expense                   9,246,327     7,757,447     3,161,045     2,707,146
Net Interest Income               24,188,348    22,347,911     8,303,849     7,778,117
Other Income                       8,336,403     7,738,298     2,908,267     2,789,025
Less: Other Operating Expenses    21,085,443    19,929,428     7,177,396     6,722,767
Income Before Income Taxes        11,439,308    10,156,781     4,034,720     3,844,375
Provision for Income Taxes         3,976,500     3,434,500     1,414,500     1,325,500
Net Income                       $ 7,462,808   $ 6,722,281   $ 2,620,220   $ 2,518,875
                                 -----------------------------------------------------
Net Income Per Common Share      $      0.84   $      0.77   $      0.29   $      0.29



BALANCE SHEET (unaudited) September 30, 2007 and 2006

ASSETS                              2007            2006        LIABILITIES & EQUITY               2007            2006
                                    ----            ----                                           ----            ----
Cash and Due from Banks       $  26,276,477   $   3,834,458     Non Interest Bearing         $ 133,032,803   $ 143,892,362
Investment Securities           120,384,778      31,018,138     Interest Bearing               470,930,894     454,363,247
Federal Funds Sold                        -               -                                  -------------   -------------
                                                                Total Deposits                 603,963,697     598,255,609
Total Loans                     561,709,650     524,162,039     Short Term Debt                 28,610,694       8,248,461
Allowance for Loan Losses        (5,681,813)     (5,659,807)    Other Liabilities                2,946,304       3,331,656
                              -------------   -------------                                  -------------   -------------
Net Loans                       556,027,837     518,502,232     Total Liabilities              635,520,695     609,835,726
Bank Premises & Equipment        19,575,494      20,629,702     Common Stock                     8,864,399       8,783,818
Cash surrender value                                            Additional Paid-In Capital      25,799,977      24,321,340
  of life insurance              11,508,172      11,064,253     Retained Earnings               71,425,067      69,950,333
Other Assets                      7,837,380       7,842,434                                  -------------   -------------
                              -------------   --------------    Total Stockholders' Equity     106,089,443     103,055,491
                                                                                             -------------   -------------
Total Assets                  $ 741,610,138   $ 712,891,217     Total Liabilities & Equity   $ 741,610,138   $ 712,891,217
                              =============   =============                                  =============   =============

                                 Stock Valuation

The Corporation's stock is traded on the over-the-counter market under the trading symbol "TRCY." Trading in the Corporation's stock is irregular. The Corporation believes that no established trading market for the Corporation's stock exists. For purposes of the Corporation's Automatic Dividend Reinvestment Plan, the Board of Directors is required to establish the "Fair Market Value" of the Corporation's stock on a quarterly basis based on factors set forth in the Dividend Reinvestment Plan. The following table sets forth the Fair Market Value established under the Dividend Reinvestment Plan over the past two years.

July 2007                  $ 19.35          July 2006                  $ 19.35
April 2007                   19.35          April 2006                   19.35
January 2007                 19.35          January 2006                 19.35
October 2006                 19.35          October 2005                 19.35


EXHIBIT 99.1(continued)

MANAGEMENTS COMMENTS

The Corporation posted net income of $2,620,220 for the third quarter of 2007, an increase of $101,345 (4.0%) compared to the third quarter of 2006. This increase is primarily due to the increase in interest income on loans. Earnings per share posted $0.29 for both the three months ending September 30, 2007 and 2006.

Net interest income increased $1.8 million to $24.2 million for the first nine months of 2007 compared to 2006. This increase is due to improved loan volume and a relatively stable net interest margin for the first nine months of 2007. Portfolio loan growth of $27.1 million increased outstanding balances to $561.7 million for the nine months ending September 30, 2007.

Other income increased $598,105 as fees and service charges generated from deposit accounts improved during the first nine months of 2007 over those generated in the first nine months of 2006.

Earnings per share increased $0.07 during the nine months ending September 30, 2007 over the same period in 2006.